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                       Morton's Restaurant Group, Inc.
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                (Name of Registrant as Specified In Its Charter)

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      From: KEKST AND COMPANY                   July 11, 2002
            Lissa Perlman
            David Lilly
            437 Madison Avenue
            New York, NY  10022-7001
            (212) 521-4800

      For:  MORTON'S RESTAURANT GROUP, INC.           FOR IMMEDIATE RELEASE
            3333 New Hyde Park Road                   ---------------------
            New Hyde Park, NY  11042
            (516) 627-1515
            www.mortons.com

      Contact:    THOMAS J. BALDWIN, EXECUTIVE VICE PRESIDENT, CHIEF
                  --------------------------------------------------
                  FINANCIAL OFFICER, MORTON'S RESTAURANT GROUP, INC.
                  --------------------------------------------------

      MORTON'S RESTAURANT GROUP RESPONDS TO ICAHN.
      --------------------------------------------

      New Hyde Park, NY.... Morton's Restaurant Group, Inc. (NYSE:MRG) today announced that it has forwarded the following letter to Carl Icahn.



             [Letterhead of Morton's Restaurant Group, Inc.]


Icahn Associates Corp.
767 Fifth Avenue - 47th Floor
New York, New York 10153
Attn: Carl C. Icahn


      Dear Mr. Icahn,

      Not even your invoking President Bush can hide the facts: the Special Committee of Morton's Board of Directors told you it would accept your $17 offer if you would drop your contrived condition that the Board exempt you from the stockholders rights agreement.

      We fail to understand why you suddenly so desperately need to be able "... to negotiate and join with ..." Barry Florescue in order to finance an additional $4 million to complete the acquisition. Your previous offers had no such condition. Your financial statements certainly don't indicate that you would be unable to afford the additional $4 million on your own. And if you do have a problem, why couldn't you refinance after completing the acquisition?

      In my view, granting your "simple request" would be a direct and clear violation of the Board's fiduciary duties to our other stockholders because it would require the Company to breach an existing merger agreement that is certain and real for an offer our stockholders might never actually receive. Why should we put our stockholders at risk of losing both the Castle Harlan agreement and your proposal? If as you note, your proposal is not conditioned on reaching agreement with a third party, why don't you just drop the condition? Frankly, your actions make no sense.

      Since last spring the Morton's Board of Directors has acted entirely consistent with the best interests of its stockholders. Those with a direct interest in Castle Harlan recused themselves from all deliberations as you well know. And the Special Committee and its financial advisors communicated with over thirty potential buyers in a process that was open, thorough and fair. If you are truly so interested in the welfare of our stockholders and believe we could have done better, why was your original bid for the company only $13.50? And where were you months ago when the Company publicly invited third party bids?

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      We are confident that our stockholders will see through your rhetoric and ask the same questions we have: if you are really ready to offer $17, why don't you just do it?

      Sincerely,
      /s/ Allen J. Bernstein
      Chairman of the Board of Directors,
      President, and Chief Executive Officer


      FORWARD-LOOKING STATEMENTS
      --------------------------

      EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED IN THIS NEWS RELEASE, THE MATTERS ADDRESSED ARE FORWARD - LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, COMPETITIVE ACTIVITIES, THE COMPANY'S EXPANSION PLANS AND RESTAURANT PROFITABILITY LEVELS AND OTHER MATTERS IDENTIFIED FROM TIME TO TIME IN THE COMPANY'S PUBLIC REPORTS AND SEC FILINGS. ACTUAL RESULTS MAY VARY.

      ADDITIONALLY, THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES RELATING TO THE PROPOSED MERGER AND OTHER FUTURE EVENTS, INCLUDING WHETHER AND WHEN THE PROPOSED MERGER WILL BE CONSUMMATED. A VARIETY OF FACTORS COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, RISKS THAT STOCKHOLDER APPROVAL AND MATERIAL THIRD PARTY CLEARANCES MAY NOT BE OBTAINED IN A TIMELY MANNER OR AT ALL, THAT AN ORDER OR INJUNCTION MAY BE IMPOSED PROHIBITING OR DELAYING THE MERGER AND THAT ANY OTHER CONDITIONS TO THE MERGER MAY NOT BE SATISFIED OR WAIVED. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION.


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